                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Unisource Worldwide, Inc. for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated October 16, 1996 (except for Notes 1 and 9, as to which the date is November 22, 1996), with respect to the consolidated financial statements of Unisource Worldwide, Inc., and of our report dated October 16, 1996, with respect to the financial statement schedule of Unisource Worldwide, Inc., included in its Registration Statement on Form 10 dated November 26, 1996, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP
     Philadelphia, Pennsylvania
     April 23, 1997